NEWS RELEASE

POPE RESOURCES ANNOUNCES QUARTERLY DISTRIBUTION

POULSBO, WA, May 7, 2018 / PRNewswire/ - Pope Resources (NASDAQ:POPE) announced today a quarterly distribution of $0.70 per unit, effective for unitholders of record on June 1, 2018 and payable on June 15, 2018.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Pope Resources’ distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Pope Resources’ distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax result.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own and manage 119,000 acres of timberland and 2,100 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 124,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Contact:
Daemon Repp
Director of Finance
(360) 697-6626
investors@orminc.com